Exhibit 99.2

April 30, 2008

Jorge Titinger

Dear Jorge,

We are pleased to offer you the opportunity to join the Verigy US, Inc. team.  As Chief Operating Offer, you will be a member of the Verigy Executive Staff, located in Cupertino and will report to me, Keith Barnes, Chairman of the Board, Chief Executive Officer and President.  We look forward to welcoming you to Verigy.

Compensation

Your compensation includes participation in Verigy’s Total Rewards program including base salary, eligibility for bonus, equity and a comprehensive benefits plan.

Salary

You will receive a monthly base salary of $29,167 (equivalent to $350,000 per annum), subject to standard payroll deductions and withholdings. Verigy has a semi-monthly pay cycle: the 1st-15th of the month and the 16th - the last day of the month with pay dates of the 21st and the 6th of the month, respectively.

Performance Bonus

Your compensation package includes participation in our Pay-for-Results (PFR) bonus program.  As a participant in this short-term incentive program, your target variable pay opportunity will be 75% of your salary.  The bonus is measured and paid for each half of our fiscal year, and is based on achievement of Company financial and/or strategic results.  The PFR bonus may also be tied to individual performance metrics to be established before or early in a fiscal half.  The actual performance metrics for each fiscal half are determined by our Compensation Committee, and may vary from period to period.  Your bonus program participation for the first period would be prorated for the partial period from your start date through October 31, 2008.  Participants must be actively employed by Verigy on the last day of the fiscal half year to be eligible to receive the bonus.

Your H2 FY08 target bonus opportunity will be broken out as follows: 1) 15% target bonus opportunity tied to Verigy long-term financial goals; 2) 35% target bonus opportunity based upon combined operating profit margin for the third and fourth quarters of the current fiscal year; and, 3) 25% target bonus opportunity based on change in Total Shareholder return relative to a peer set of semiconductor equipment companies.

Non-Qualified Stock Options (NQSO)

You would receive a non-qualified option to purchase 112,500 shares, equivalent to approximately $900,000 in value.  This option shall be divided into four tranches, each representing ¼ of the total shares covered by the option.  The exercise price of the first tranche will be the fair market value of Verigy’s ordinary shares on or shortly after your start date based upon when Verigy’s Compensation Committee is available to approve the award.  The exercise prices of the second, third and fourth tranches will be the fair market value of Verigy’s ordinary shares on the third trading day following the announcement of our quarterly financial results for the fiscal quarters ending July 30, 2008, October 31, 2008, January 31, 2009.  This option grant will vest as to 25% of the total shares on June 13, 2009.  Thereafter, the options will vest quarterly on each September 13, December 13, March 13 and June 13 for a total of four years of vesting. This option grant is subject to approval by the Compensation Committee of Verigy’s Board of Directors and the terms of Verigy’s 2006 Equity Incentive Plan. You will be provided with a copy of the Notice of Share Option Award detailing the terms and conditions of the option grant.

Restricted Share Units (RSUs)

We are also pleased to offer you a Restricted Share Unit (RSU) to acquire 45,000 shares, equivalent to approximately $900,000 in value.  RSUs represent a right to receive Verigy shares after vesting, and do not require any payment by you.  If approved, your RSUs will vest on the same schedule as the option described above.

In addition, we are pleased to offer you an additional RSU to acquire 7,500 shares, equivalent to approximately $150,000 in value.  This RSU grant will vest 50% after approximately one year from the date of grant and 50% after the second year.

Upon vesting, you may elect to hold or sell your Verigy shares.  The Company will automatically withhold the number of shares required to cover your tax withholding obligations as the RSUs vest. Both RSU grants are subject to approval by the Compensation Committee of Verigy’s Board of Directors following your start date.

Severance and Change of Control Agreements

Should you join Verigy, you will have the opportunity to enter into a Severance Agreement in customary form used by Verigy.  This form of agreement covers termination without cause or for good reason absent a change of control.  The Severance Agreement provides a payment of one year’s base salary (2 years’ base salary in case of a change of control) plus a pro-rata bonus for the year of termination and an additional payment of one year’s bonus (2 years’ bonus in case of a change of control.) It will also provide for 12 months’ incremental equity vesting and one years’ COBRA and other health/welfare benefits coverage reimbursed by the Company.  In the event that the covered termination occurs in connection with a change of control, your equity awards would have 100% vesting acceleration.

Benefits

You will be eligible to receive all the employment benefits available to full time, regular employees of Verigy.  These benefits include a 401(k) plan with a partial company match; and medical, dental, vision and life insurance plans. In addition, you will be eligible to accrue 15 days of flexible time off (FTO) during each year and 11 paid holidays each calendar year.

Conditions

The employment offer outlined in this letter is conditioned upon:

1)              In accordance with the Immigration Reform & Control Act of 1986, employment in the United States is conditional upon proof of eligibility to legally work in the United States.  Prior to commencement of employment, you will need to present documents providing proof of your identity and eligibility to work in the United States.  If you do not have these documents, please contact me prior to your first day of employment.

2)                    As an employee of Verigy you will have access to confidential information and you may, during the course of your employment, develop information or inventions that will be the property of Verigy.  To protect the interests of Verigy, you will be required to sign the Company’s Confidential Information & Proprietary Development Agreement as a condition of you starting employment.  A copy of this document is enclosed with this offer.  Please do not bring any confidential or proprietary material of any former employer with you or violate any other obligations you may have to your former employer(s).

3)                    The completion of, and results acceptable to Verigy from, background and reference checks.  The background check is a standard verification of social security number, criminal history, education, work history with former employers, validation against the Department of Homeland Security’s Restricted Parties List, and restrictions on employment under U.S. Deemed Export regulations.  In some positions, a credit and a driver’s license check will also be conducted.

4)                    You will need to acknowledge and agree that Verigy’s policies and procedures, including policies covering Equal Employment Opportunity, Sexual Harassment, Standards of Business Conduct, Global Personnel Privacy, Customer Data Privacy, and Drug-Free Workplace apply to you as an employee and you agree to comply with each policy or procedure.

This offer letter is not a contract of employment for any specific or minimum term and employment with Verigy is terminable at will.  This means that our employment relationship is voluntary and based on mutual consent.  You may resign your employment, and Verigy likewise may terminate your employment, at any time, for any reason or no reason, with or without cause or notice.

In order to expeditiously deal with any disputes relating to or arising out of our employment relationship, you and Verigy agree that, except as set forth in the Agreement Regarding Confidential Information and Proprietary Developments by and between Verigy and you, all such disputes including but not limited to claims of harassment, discrimination, breach of contract, and wrongful termination, shall be fully and finally resolved by binding arbitration conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), pursuant to the Employment Arbitration Rules and Procedures set forth in California Code of Civil Procedure Section 1280, et eq., including Section 12830.05  and pursuant to California Law.  ACCORDINGLY, THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTES BETWEEN THEM UNDER THIS AGREEMENT RESOLVED IN A COURT BY A JUDGE OR JURY.

All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California (without regard to its conflicts of law provisions).

This written offer constitutes all conditions and agreements made on behalf of Verigy and supersedes any previous verbal or written commitments regarding your employment offer.  No representative other than me has authority to modify any of the terms and conditions herein.

Next Steps

This employment offer expires at 5:00pm Pacific Daylight Time on May 5, 2008.

You may notify me by phone or email of your intention to accept this offer; however for such acceptance to be valid, these forms must be signed and returned to Kristen Robinson, VP of Human Resources.

Upon your acceptance of employment, please review, complete/sign and return a copy of this offer letter, the Confidential Information and Proprietary Development Agreement, the Background Check Release, Employee Information, and Policy Acknowledgment Form.

To expedite the processing of your acceptance, you may send your signed documents to our confidential fax number: 408-864-2991 or scanned copies to Kristen Robinson, Kristen.robinson@verigy.com.

Jorge, we are excited about the opportunity to have you join Verigy and the Executive team.  We look forward to your acceptance of this offer.

Sincerely,

/s/ Keith Barnes
Keith Barnes
Chairman of the Board, Chief Executive Officer and President
Verigy US, Inc.

Acceptance & Acknowledgment:

I agree to and accept employment with Verigy on the terms and conditions set forth in this letter.

Accepted:	/s/ Jorge Titinger	Date:	April 30, 2008

Anticipated Start Date:	June 9, 2008

Enclosures:

Confidential Information and Proprietary Development Agreement

Background Check Release Form

Employee Information Form

Policy Acknowledgment Form with related policies